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                                                                     EXHIBIT 8.1

                       [VINSON & ELKINS L.L.P. LETTERHEAD]





                                  July 23, 2001


Belco Oil & Gas Corp.
767 Fifth Avenue, 46th Floor
New York, New York 10153

Ladies and Gentlemen:

         You have requested our opinion regarding certain federal income tax consequences of the planned merger (the "Merger") of Westport Resources Corporation ("Westport"), with and into Belco Oil & Gas Corp. ("Belco"), pursuant to the Agreement and Plan of Merger dated as of June 8, 2001 between Westport and Belco (the "Merger Agreement"). Defined terms used in the Merger Agreement have the same meaning when used herein, unless otherwise defined herein.

         In rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy at all relevant times of the statements, covenants, assumptions and representations contained in (i) the Merger Agreement, (ii) the Registration Statement on Form S-4 originally filed by Belco with the Securities and Exchange Commission with respect to the Merger on June 29, 2001 (as amended from time to time and together with all exhibits thereto, the "Registration Statement"), and
(iii) the tax certificates dated the date hereof provided to us by Belco and Westport. In addition, in rendering this opinion, we have assumed that the transactions contemplated by the Merger Agreement and agreements referenced therein will be consummated in strict compliance with all material terms and conditions as described in such agreements, none of which will have been waived or modified. Any inaccuracy in any of the aforementioned statements, representations, and assumptions or breach or failure of any of the aforementioned covenants could adversely affect our opinion.

         On the basis of the foregoing, and subject to the limitations set forth below, it is our opinion that, under presently applicable federal income tax law, the Merger will be treated as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and each of Belco and Westport will be a party to that reorganization within the meaning of Section 368(b) of the Code. As a result, the following U.S. federal income tax consequences will occur:

         (a) no gain or loss will be recognized by either Belco or Westport in connection with the Merger; and


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July 23, 2001

         (b) no gain or loss will be recognized by holders of Belco Common Stock as a result of the exchange of such shares of Belco Common Stock for stock of the Surviving Corporation pursuant to the Merger, except that gain or loss, if any, will be recognized on the receipt of cash in lieu of fractional shares of stock of the Surviving Corporation.

         Our opinion is based on our interpretation of the Code, applicable Treasury regulations, judicial authority, and administrative rulings, all as in effect as of the date hereof. There can be no assurance that future legislative, judicial, or administrative changes or interpretations will not adversely affect the accuracy or applicability of the conclusions set forth herein. We do not undertake to advise you as to any such future changes or interpretations unless we are specifically retained to do so. Our opinion will not be binding upon the Internal Revenue Service or the courts, and neither will be precluded from adopting a contrary position.

         No opinion is expressed as to any matter not specifically addressed above, including, without limitation, the tax consequences of the Merger under any foreign, state, or local tax law. Moreover, tax consequences which are different from or in addition to those described herein may apply to holders of Belco Common Stock who are subject to special treatment under the U.S. federal income tax laws, such as insurance companies, tax-exempt organizations, financial institutions, dealers in securities, persons who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation, persons who are not citizens or residents of the United States, persons that hold shares of Belco Common Stock as part of a position in a "straddle" or as part of a "hedging" or "conversion" transaction or as other than capital assets for U.S. federal income tax purposes, and persons with a "functional currency" other than the U.S. dollar. Such persons are advised to consult their own tax advisors with specific reference to their particular circumstances.

         We hereby consent to the reference to us under the headings "Certain Material U.S. Federal Income Tax Consequences of the Merger" and "Legal Matters" in the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                                Very truly yours,



                                                Vinson & Elkins L.L.P.